Exhibit 10.1

Third Amendment to the
Weingarten Realty Retirement Plan
WHEREAS, Weingarten Realty Investors (the “Employer”) has previously established the Weingarten Realty Retirement Plan (the “Plan”) for the benefit of those employees who qualify thereunder and for their beneficiaries; and
WHEREAS, the Employer desires to amend the Plan to clarify how a determination of disability is made for Plan purposes; and
WHEREAS, the Employer has the power and authority to amend the Plan pursuant to Section 16.1 of the Plan;
NOW, THEREFORE, Plan Section 1.1 (o) is hereby amended, to be and read as follows, effective January 1, 2018:
“(o) “Disabled” means a Grandfathered Participant can no longer continue in the service of his employer because of a mental or physical condition that is likely to result in death or is expected to continue for a period of at least six months. A Grandfathered Participant shall be considered Disabled only if (i) he has completed at least ten years of Service at the time his active service ceases and (ii) he has been determined by the Social Security Administration to qualify for disability benefits under the Social Security Act.”
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IN WITNESS WHEREOF, the Employer has caused the Plan to be amended by this Third Amendment this 2 day of July, 2018, effective as of January 1, 2018.

WEINGARTEN REALTY INVESTORS
By:	/s/ Stephen C. Richter
Name:	Stephen C. Richter
Title:	Executive Vice President/CFO